Exhibit 99.1

WILLDAN GROUP

Moderator: Renuka Kamerkar

August 9, 2007

4:00 p.m. CT

Operator:  Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the Willdan Group 2007 Investor Conference Call.

During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question, please press the star followed by the one on your touch-tone phone.  If you’d like to withdraw your question, please press the star followed by the two.  If you’re using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, August the 9th, 2007.

I would now like to turn the conference over to (Antonella De Giacomo).  Please go ahead, ma’am.

(Antonella De Giacomo):  Thank you.  Good afternoon everyone and thank you for joining us to discuss Willdan Group’s financial results for the second quarter ended June 29th, 2007.

With us today from management are Chief Executive Officer, Thomas Brisbin; Chief Operations Officer, Mallory McCamant; and Chief Financial Officer, Kimberly Gant.  Management will review prepared remarks, and we will then open the call up to your questions.

Statements made in the course of today’s conference call which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve certain risks and uncertainties, and it is important to note that the Company’s future results could differ materially from those in any such forward-looking statements.

Factors that could cause actual results to differ materially and other risk factors are listed from time-to-time in the Company’s SEC Reports, including but not limited to, the Form 10-K Annual Report for the year ended December 29th, 2006 filed on March 27th, 2007.  The Company cautions investors not to place undue reliance on the forward-looking statements made during the course of this conference call.  Willdan Group, Inc. disclaims any obligation and does not undertake to update or revise any forward-looking statements made today.

With that I will now turn the call over to Willdan Group’s Chief Executive Officer, Tom Brisbin.

Thomas Brisbin:  Thanks, (Antonella).  On behalf of the Willdan employees we are happy to report that profitability has improved over the first quarter.  We had mentioned in the last conference call that employees were responding with a sense of urgency to the need for higher utilization and better profitability.  The 15 cents per share is better, but we still have room for improvement.  We are focusing on profitability and cash flow.

Kim will give a briefing on the financial results.  Given that Kim is our new Chief Financial Officer, we would like to take a few minutes to talk about the team that we are building at Willdan and the rationale.

Kim comes from an accounting background in the E&C industry.  I was always impressed by the fact that she started doing accounting at the project level and worked her way through every accounting department at the operations level.  I met Kim at Tetra Tech where she had taken on a corporate role for public reporting, treasury and mergers and acquisitions, to name a few.  She later went on to AECOM to work at the corporate level doing treasury, SEC and other securities relating filings, assisting in AECOM’s very successful IPO and mergers and acquisitions.

Her experience will be invaluable in helping to grow Willdan.  The synergy and teamwork with Mallory McCamant, our new Chief Operations Officer and former CFO, gives Willdan both the institutional knowledge and experience base to tackle any of Willdan’s future and current administrative and financial challenges.

We have also recruited Marc Tipermas to work with Willdan in the area of business development.  Marc also grew up in the E&C industry as a large federal contractor.  I knew him as a competitor and (teaming) partner and watched his career progress to President of ICF Kaiser.  Marc brings unmatched capabilities in development at all types of public agencies.  His mission is to bring a structured and disciplined approach to winning contracts at Willdan.

As I have said before, the Willdan employees have great relationships in their existing business base.  We must now learn how to become more effective at winning new work.  Marc will help this company become seriously competitive and demonstrate that aggressive organic growth is good for Willdan employees and shareholder value.

I would like to conclude that we will be focused on profitable organic growth and begin looking at potential merger and acquisition partners.  None of this would be possible if it was not for the response of the Willdan employees over the past four months.

Kim Gant will now give you a review of the financial results.

Kimberly Gant:  Thanks, Tom.  I’m happy to join the Willdan team and would like to provide you with a brief overview of our financial results for the three months ended June 29th, 2007.

Our second quarter of fiscal 2007 was a turnaround quarter here at Willdan.  We posted diluted earnings per share of 15 cents.  We earned revenue of 21.2 million.  We generated cash from operations of 2.2 million which resulted in a reduction of our DSO of six days to 95 days from 101 at the end of our previous quarter.

Overall, our second quarter’s revenue increased nearly one million, or 4.5 percent, to 21.2 million from 20.3 million in the same period last year.  On a sequential basis, our revenue increased 1.9 million, or 9.9 percent, from 19.3 million in our first quarter.

From a segment perspective, we realized revenue growth across each of our segments, 2.5 percent in our Engineering Services segment which represents approximately 82 percent of our current revenue base; 12.8 percent in our Public Finance Services segment which represents approximately 16 percent of our revenue base; and 34.6 percent in our Homeland Securities Services segment which represents approximately two percent of our revenue base.

Our income from operations for the second quarter was 1.7 million, a decrease of 8.6 percent from the same period last year of 1.8 million.  On a sequential basis, our income from operations increased 2.8 million from a loss from operations of 1.1 million in our first quarter.

We still have some work to do to increase the margins in our businesses.  You can find further details on our segment information filed in our Form 10-Q which will be available tomorrow, August 10th.

Prior to our IPO we paid nominal income taxes due our S-corporation status which terminated in November 2006 upon completion of our IPO.  We are now subject to income taxes as a C-corporation.  Also in our second quarter of 2006, we were the beneficiary of life insurance proceeds resulting from the death of our former founder and CEO.  These amount were for approximately 2.3 million and were not subject to income taxes under our S-corporation status and would not have been subject to income taxes had we been a C-corporation.

Net income for the second quarter of 2007 was one million, 2.2 million less than net income of 3.2 million for the same period last year.  Earnings per share on a diluted basis for our second quarter of 2007 was 15 cents as compared to 82 cents in the prior year; however, if we normalize the last year’s results for the change in tax status, we would have posted 69 cents for the quarter.  If we further excluded the insurance proceeds, earnings per share on a diluted basis last year would have been 20 cents.

Switching to the balance sheet, at June 29th, 2007 we had cash, cash equivalent and liquid investments of 12.7 million, primarily as a result of proceeds from our IPO as well as quarter two positive cash flow from operations of 2.2 million.  This compares to 11.1 million in cash at the end of our first quarter.  As previously mentioned, we successfully reduced our days sales outstanding by six days down to 95 from 101.  We will continue to work to further reduce this number.

We had no outstanding borrowings on our revolving line of credit at June 29th, 2007, and our shareholders’ equity was 33.7 million.  All in all, I see a change in tides with this quarter’s results.  We reiterate our previous disclosed revenue guidance of 86 to 90 million for fiscal 2007.

I’d like to now turn it over to our newly appointed Chief Operations Officer, Mallory McCamant, to give you some incite on what we’ve been doing operationally as well as ongoing initiatives.

Mallory McCamant:  Thanks, Kim.  Operationally, our focus will continue to be on winning work and growing our business.  A few examples of recent contract wins are, a $1.5 million contract from the City of Fountain Valley, California for construction management services on the Fountain Valley Recreation Center; also, we recently began providing fire marshal services to the City of Highland, California.  This is a new service offering for Willdan which was made possible by our longstanding relationship with the City of Highland where we have been providing contract city services for over 10 years; in July our Homeland Security group was awarded a $425,000 contract for the Newport Mesa Unified School District in California to provide its employees with emergency response training; as a last example, this month we received a $750,000 contract from the City of Coachella, California to provide construction inspection services for the Dillon Road Bridge in that city.

Now I’d like to spend a moment on some of the key initiatives upon which we will be focused in the third and fourth quarters.  To lay the foundation for growth and success, we are building our management team as Tom has described for you.  We also need to build the organizational systems and processes that will give us the tools we need to be successful as a public company.

First, we will find a way to measure our backlog.  Our business is different than most conventional E&C firms, and our contracts tend to be small and short.  In the past, we have been focused on keeping the pipe full rather than keeping track of what is in the pipe.  Going forward, we will develop methods to compute and describe our backlog for a meaningful period into the future.  The information we derive will then allow us to develop more detailed revenue projections which in turn will allow us to prepare a cohesive strategic plan for our company.  As you can probably see, a primary objective of these initiatives is to provide financial visibility that we can share with our people as well as the investment community.

Optimizing cash flow will also be a priority.  As Kim mentioned, a major part of this effort will be the improvement of our days sales outstanding.  Historically, our DSOs have run in the range of 100 days.  To improve this, we will be examining each stage of the financial cycle and working to implement systemic changes that can reduce that number substantially.

And finally, like most firms in our industry, employee engagement and retention is a key and ongoing issue.  Consequently, we will be looking at all aspects of employment at Willdan, including the ways we compensate and incentivize our people.  Our 40-year old culture is employee oriented already, but the objective here is to further enhance this environment and promote success for all of our employees.

We will now take your questions.

Operator:  Thank you.  Ladies and gentlemen, we will now begin the question and answer session.  As a reminder if you have a question, please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question, press the star followed by the two.  And if you’re using speaker equipment, you will need to lift the handset before making your selection.  One moment for our first question.

Our first question is from the line of Al Kaschalk of Wedbush Morgan.  Please go ahead.

Al Kaschalk:  Good afternoon, team.

Kimberly Gant:  Hi, Al.

Al Kaschalk:  I just want to start in on maybe the margin side at the gross level.  And I realize you don’t like to necessarily dwell on that, but how did that shape our relative to maybe your expectations?  Operating margins look like they’re certainly well down year-over-year before annualized, one time where they were certainly better than what I had modeled.

Mallory McCamant:  On the – I’m sorry – on gross margin?

Al Kaschalk:  Well, I realize gross margin sometimes isn’t something you want to talk a lot about, particularly as it relates to utilization rights, but if it would be great if you could give maybe – start with utilization rates and then maybe I can derive the implications on gross margins.  Because I know utilization rates were off, but they’re not where they want to be yet.  Can you help us out there?

Thomas Brisbin:  I think the last conference call we said we weren’t – they’re up, and that’s how we’re going to leave it.  It wasn’t going to be a metric that we could be monitored by on utilization, so they are up.  They’re up significantly, so…

Al Kaschalk:  All right.  Let me take a step back then.  The quarter operating margins were eight percent.  How does that fit relative to maybe near term objectives, and then longer term how do we play that out?

Mallory McCamant:  What you can expect going forward – let me – let me back up a second to your original question about gross margin if I can.  Now obviously the Q is not out yet, and so you’ll be able to get the detail on that tomorrow.  But the gross margins are down.  Let’s just look at over six months they are down slightly, about a percent and a half.  And just to proactively address that, salaries have gone up, and some of our outside direct costs have gone up a bit.  So that number is down slightly from where it has been in the past and really where we’d like to see it.

In terms of the income from operations, we are eight percent for the second quarter, and that is down a point and a half – or excuse me – 1.1 percent from where it was in the second quarter of 2006; however, under the circumstances, I think it’s pretty good.  I would not anticipate much movement from that quite honestly, but we’ve – you know, we don’t give earnings guidance and probably aren’t planning on doing it anytime soon.

Is that answering your question at all?

Al Kaschalk:  It helps.  Let me try on revenue now then.  I realize you’re in the midst of a turnaround here, Tom, in terms of getting things straightened out.  You left guidance for the full year unchanged at 86 to 90, you now are, I think, tracking certainly at the lower end of that range.  What’s the delta that needs to get maybe toward the upper end of the range?  You listed out a couple of contract wins, but is the visibility on revenue shorter term good?

Thomas Brisbin:  The only thing I can say, Al, is that the second and third quarter of Willdan are usually its strongest.

Mallory McCamant:  That’s correct.

Thomas Brisbin:  So we’re not going to revise it yet.  If you look at it and run it out, it would say we’re going to fall in the shorter end on the 86 side.

Al Kaschalk:  Right.

Thomas Brisbin:  And when we get done with the third quarter I think we’ll have a better idea.  This is – this is really our first third quarter.

Mallory McCamant:  Yes, if I could add to that, too, Al, if you don’t mind, July is when we typically implement our rate schedule increases.  Typically the city fiscal years begin in July, so it would be premature to make the evaluation right now until we see how that bears out.  As Tom mentioned, third quarter typically is our strongest quarter plus we are implementing our schedule increase as well.  So we’ll need to see how that works out, and then if we need to make an adjustment we will definitely be in touch.

Al Kaschalk:  OK.  And then a little bit more macro here on the outlook.  With some of the unfortunate incidents that happened in certain regions of the country, the tendency for the government to move a little bit slow on infrastructure funds, how do you see that market either benefiting your opportunity either near term or at least in terms of visibility?  And I’m relating of course more towards bridges, roads, dams, infrastructure opportunities.

Thomas Brisbin:  We’re trying to decide who should answer that.

Al Kaschalk:  You can all have a shot.

Thomas Brisbin:  Yes.  For us, I mean, you can answer it as all those things could improve it, but…

Al Kaschalk:  Well, do you expect any change maybe then in the – well, that’s a great opportunity.  Do you expect there’s any immediate need for the counties or cities to accelerate funding there and therefore maybe you could see some benefit?

Mallory McCamant:  Yes, I think – personally, I think that the funding is there – or I should say the activities towards getting the funding are there.  What we’ve seen it’s just difficult to get the money loosened up, and I think in many cases that’s indicative of why we’re just going to continue to have more and more problems like this, because people have good intentions and they plan well, but when it comes down to actually getting the money out there it’s very, very slow to happen, as you said, Al.  And I think Prop 1B here in California’s a terrific example of that.  I mean so much of that money is still tied up in the legislature that even if every bridge in the state had been earmarked to get some funds, Lord knows when it’s going to be released.

So the money, I believe, is there and the intent is there.  It’s just a matter of getting it loosened up.  Same things with SAFETEA-LU.  Honestly nothing’s coming out on that either.  So …

Al Kaschalk:  OK.

Mallory McCamant:  … I guess the answer is there certainly could be, but we need to …

Thomas Brisbin:  Just seeing upside, we’re not planning on it.

Mallory McCamant:  That’s correct.

Al Kaschalk:  OK.  And then finally, and I’ll hop back in queue, in terms of, Tom, the cost side of the business here, I guess I call it your first 100 days in office so to speak, but is there anything you can update us on relative to from the last quarter to today how you see things?  I know you’ve made some great additions to the team, but what about maybe infrastructure in terms of offices or cost structure?  How do you see that?

Kimberly Gant:  This is Kim Gant, and I want to address that is my number one priority – and I’ve only been onboard for three weeks now – is to take a look at our discretionary overhead and SG&A spending and really get an understanding of where we’re spending our dollars and to make sure that that is inline with our revenue and our other direct costs.  And so that is – that is my number one priority after we get through this Q filing, and so we’ll have more to report in our next quarter conference call.

Thomas Brisbin:  I would say she said it well, Al.

Al Kaschalk:  All right.

Thomas Brisbin:  Kind of like yes, she said it perfect.

Al Kaschalk:  Are there any specific closures or reductions that you made in Q2 that haven’t – they’re borne fruit in the numbers?

Thomas Brisbin:  A couple of the offices that we closed in Q2 – or – yes.

Kimberly Gant:  San Diego.

Thomas Brisbin:  San Diego.

Mallory McCamant:  Bellevue, Washington.

Thomas Brisbin:  The ramp-down will really help in Q3.

Mallory McCamant:  Correct.

Thomas Brisbin:  So I would say that one and the one in the state of Washington.

Al Kaschalk:  And that ramp-down would be – naturally cost – sorry – but I presume it’s just …

Thomas Brisbin:  It will help our profit side in Q3.

Mallory McCamant:  There was not a great deal of revenue coming out of either of those locations, so it’s really almost entirely a cost reduction.

Al Kaschalk:  OK, thank you.

Operator:  Our next question comes from the line of (Igor Lutzvin) with (Fullman) Asset Management.  Please go ahead.

(Igor Lutzvin):  Yes, thanks for taking my call.  I guess I just want to go back to the top line number and certainly would echo the sentiment that at this point it seems that even that $86 million number is a stretch.  But having said that, you know, the growth in top line has accelerated in the second quarter versus the first.  Can you maybe give us a bit more color on that?  Thank you.

Thomas Brisbin:  No.  I mean, we’re basically holding our own, focusing on profitability.  And the first quarter was a loss, so we focused totally on getting profitable.  I would not expect revenues to increase, because I mean we would have to increase our backlog.  That’s why I said over the next couple of quarters we’re going to focus on business development.  So it’s kind of a steady state in terms of revenue, and given that, we just want to improve profitability.

(Igor Lutzvin):  It’s hard to make that case, Tom, with all due respect, considering your salaries and wages have been double the rates of your revenue.  Your comps really don’t seem to be that much in check, but that’s not withstanding.  I guess …

Thomas Brisbin:  I didn’t follow that.  Did you?

Kimberly Gant:  I’m sorry.  Could you repeat that?  What did you just say about the …

(Igor Lutzvin):  I said it’s hard to make that case.  I’m sorry if you’re not hearing me well.  It’s hard to make that case, because the salaries and wages and just the direct costs seem to be growing at double the rate of revenue for – you know, for the second quarter in a row, and I guess it’s a bit concerning.  It’s hard to me to make the case that the cost structure is in check or is getting in check.

Well, I guess you took it as a rhetorical statement.  But I guess my second question is on kind of yield, your growth.  And you keep talking about growth through acquisition, and I guess maybe if you could give us color on that.  How do you see that?  At one point do you think your company’s in good enough shape to go out there and start buying companies?  And would you via cash or stock, or how’s that coming into your decision making?  Thank you.

Kimberly Gant:  Right now, we are anticipating if we do consummate any merger or acquisitions in this fiscal year that it would be in the form of cash rather than in the form of stock.  I believe on our last conference call we made a statement that we weren’t having conversations at that time.  We are having some conversations with companies looking to partner with us at this time, but there’s nothing to report at this time.  It’s just strictly conversation.

(Igor Lutzvin):  OK, thank you.  Yes, I’m sorry.  Did you – did you – were you saying something?

Kimberly Gant:  Just going to say as far as funding goes, at least in the near term we are looking strictly at cash.

(Igor Lutzvin):  OK.  Got it.  Thank you.

Operator:  Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time.  As a reminder if you’re using speaker equipment you’ll need to lift the handset before making your selection.

Our next question comes from the line of (Jeremy Helman) with Thomas Davis.  Please go ahead.

(Jeremy Helman):  Hi.  Good afternoon, everybody.  Just a follow up on what you were just talking about there, Kim, with acquisitions.  I had actually had a question that sort of prefaced that.  I thought anecdotally that, you know, credit condition have certainly become a lot more difficult out there, but I’m wondering why you wouldn’t consider using stock at least as part of a component.  You know, considering that a stock can trade a little bit on the liquid side sometimes, it might in some respects be good to, you know, find more reason to have some stock out there.

Kimberly Gant:  Right, Jeremy.  And I’ll address that two-fold.  On the credit conditions out there, it’s still a very, very liquid market, and yes, the terms and conditions are changing somewhat, but it’s still – it’s still an issuers’ market as far as in the bank markets.  And we are looking to enhance our current situation and our current – the capacity on our credit facility.  We’ll report more on that in next quarter’s conference call.

But secondly, as far as stock goes, we’re a newly traded company, and within the first year if we were to register stock issued in an acquisition, we would have to register that on a long form S1 registration statement which is not an attractive proposition.  And given that our PE ratio is significantly lower than that of our peers, we just don’t believe that that’s a good currency to use at this time.  Will we use that in the future?  Perhaps.  But at this time, if we do consummate any acquisitions, we are looking at strictly in the form of cash at least near term.

(Jeremy Helman):  Great.  Yes, thanks.  That makes a lot of sense.  One other thing, Mallory, if you can just refresh my memory.  I know it’s something I’ve asked you about in the past.  Just that other line in your income statement what goes into that again?

Mallory McCamant:  On the other SG&A?

(Jeremy Helman):  Yes.

Mallory McCamant:  Marketing, IT, attorneys fees, accounting fees, all the professional fees, you know, basically everything else other than the lines up above it.

(Jeremy Helman):  Yes, that’s what I thought.  I just wanted to double check and make sure I had that straight.

Mallory McCamant:  You do.

(Jeremy Helman):  OK, thanks.  Go ahead, Kim.

Kimberly Gant:  And as it relates to professional fees, that is one of our cost reduction initiatives there.  Being a newly reporting company, we’ve had higher legal and other professional fees associated with SEC compliance.  We are looking at significantly reducing those costs in the future.

(Jeremy Helman):  Yes, and I had had that – I had – now that my memory has been jogged appropriately, I had thought that that would be coming down.  It was higher in this quarter than I would have thought, but over the balance of the year, that’s something you expect to come down a bit?

Kimberly Gant:  Absolutely.

(Jeremy Helman):  OK.  That’s it for me now.  Thanks.

Operator:  Our next question comes from the line of Tom Spiro with Spiro Capital.  Please go ahead.

Tom Spiro:  Tom Spiro, Spiro Capital.  Good afternoon.

Kimberly Gant:  Hi, Tom.

Tom Spiro:  Hello.  Tom, as you look across the various offices of the Company, do you now have the people running those offices that you want, or are you still reviewing that?

Thomas Brisbin:  If they were listening, I don’t think I should answer that, Tom.

Tom Spiro:  Well, in a general manner.  You don’t have to identify a particular office.  Might actually provide an incentive for some folks.

Thomas Brisbin:  I would say of the 10 P&L centers, six to seven of them are doing well now.  Three of them still need work.

Tom Spiro:  I see.  And we talked on the last conference call, Tom, about the need to change the Company’s culture, and I was curious how you’re fairing in your efforts to do that.

Thomas Brisbin:  Well, the fact that when we asked for higher utilization and changing the way they do business, and the response was very positive I thought.  I think it’s going well.  The other things we’ve worked on in the last five, six weeks is we’ve just started business development training, and that’s going well.  Our lead list is growing, and how to capture that work, it’s becoming a way of, let’s call it – how we’re going to do business is going to change in business development, and they’re doing well with it.  That’s all I can say.

Tom Spiro:  OK.  Well, thanks a lot and good luck.

Mallory McCamant:  Thanks, Tom.

Operator:  Our next question is from the line of Rob Lietzow with Lakeway Capital.  Please go ahead.

Rob Lietzow:  Yes, how you doing?  No, I was just – my finger couldn’t stay off the phone when I heard somebody requesting that you use stock to make an acquisition.  I couldn’t help it.  I’m sorry, but I just wanted to make sure.  I mean you answered it well before I had a chance to pull arm back, but it was all I could do to not want to strangle that gentlemen.  But that’s probably about one of the dumbest questions I’ve heard today, and I’ve heard a lot of them.

Anyway, I definitely am glad to hear you’re not going to use stock at this price.  I mean I echo his comments on the liquidity, but I would be – I would be really, really disappointed.  But I really don’t have any questions.  Sounds like the turnaround is going OK.

I guess I do want to ask a little about this macro thing.  You talk about the delays.  Are you referring to the funding that was approved in the election last year, or is this going back further?

Mallory McCamant:  The SAFETEA-LU which was actually approved in 2005 I think.

Rob Lietzow:  OK.

Mallory McCamant:  And then, yes, the Prop 1B which was approved in November of 2006.

Rob Lietzow:  OK.  And are you finding that none of that money’s making it into the market, or is it – I mean what exactly should I think about when I think about that?  Because there’s a huge amount of medical capital we’re talking about ...

Mallory McCamant:  I agree.

Rob Lietzow:  … you’ve deployed.

Mallory McCamant:  Yes.

Rob Lietzow:  What is the timing of that?  I mean are you thinking that’s like going to take five years, or is it just like a year or two?  Or can you give me sense of that?

Mallory McCamant:  I can give you a sense that I’m getting from our people in the field.  I’ve seen the first deployment of SAFETEA-LU funds that I’ve seen at all in a tiny little city up in northern California and a very small amount of money.  And that’s the only SAFETEA-LU deployment I have seen since that was approved.  Now, have you seen anything else, Kim?

Kimberly Gant:  I have not seen it.

Mallory McCamant:  OK.  In terms of Prop 1B, my understanding of those funds is that they are in their entirety still working their way through various legislative conditions.  And what we’re hearing from our people is there may be some release and some deployment in the third and the fourth quarters of this year, but we have not – and I think I mentioned that the last – on the last call as well, but we have not seen anything specifically coming through.

Rob Lietzow:  Right.  How about in the – in terms of the planning for those things?

Mallory McCamant:  There’s a lot of that going on, and everybody in the legislature seems to have their own ideas on how to spend the money.  And quite honestly, that’s what’s slowing everything down.  They’re dueling bills in a number of cases that we have seen.  We have one of our people who actually sits on one of the local agency committees that has to do with this deployment, and so he reports back periodically.

Rob Lietzow:  Well, I mean I know the other ‘06 number is something like 48 billion when you add it all up.

Mallory McCamant:  … issues.

Rob Lietzow:  I don’t know what the ‘05 number was, but…

Mallory McCamant:  Well, the SAFETEA-LU money is 280+, and I believe 28 billion of that was earmarked for California, but…

Rob Lietzow:  Oh, that’s a federal thing.

Mallory McCamant:  That’s a federal thing, correct.

Rob Lietzow:  Yes, and then now – but I’m talking more about the state side of it where at least we have little more control, because obviously the federal…

Mallory McCamant:  Yes, I think the total of the bond issues from November ‘06 was 40 plus billion …

Rob Lietzow:  Right.

Mallory McCamant:  … in California.  What I’m referring to in the Prop 1B is about half of that, and then there were four or five other issues that made up the rest of it, all of which are infrastructure related but not – the smaller pieces I should said were more specific uses than the 1B.

Rob Lietzow:  Right.  I mean I guess because there’s – I mean there are a lot of schools and road improvements and things being done.  I don’t know.  It’s hard to know when you’re looking at where the funding is coming from directly and which bill and all that.  But it just seems like there’s a lot of spending going on, and I’m trying to figure out how much of that is stuff that was from, you know, years ago and how much of that is coming from this ‘06 objective.

Mallory McCamant:  Yes, I’m not aware of much of anything that is at this point.

Rob Lietzow:  I got you.

Mallory McCamant:  Most projects have multiple funding sources anyway, but I’m not aware of anything right now that’s come out of that.  But I tell you what, Rob.  I will let you know if I find out otherwise, and I’ll make a couple calls and see if I’m still current with that information.

Rob Lietzow:  OK.  I mean is there any sense to you that that money will not get spent?

Mallory McCamant:  No, it’s just a matter of when.

Rob Lietzow:  Yes, OK.  OK, thanks a lot.  I appreciate it.

Mallory McCamant:  Sure.  Thanks.

Operator:  Our next question is a follow-up question from the line of (Igor Lutzvin) with (Fullman) Asset Management.  Please go ahead.

(Igor Lutzvin):  Thank you.  A quick question on the G&A, the decline in salaries and wages kind of pretty meaningful there.  It is just cost cutting and changes in strategy?  Thank you.

Mallory McCamant:  The primary difference there, Igor, is that we have not accrued any performance bonuses for this year.  Our performance hasn’t warranted up to this point, and at this time last year, we’d had I believe something like 1.9 million accrued in that line, and there is – it’s not there this year.

(Igor Lutzvin):  Got it.  Thank you.

Operator:  Thank you.  Management, there are no further questions at this time.  Please continue with your closing remarks.

Thomas Brisbin:  I would just like to thank everyone for joining us today, and we look forward to our next meeting.  Thanks a lot.  Bye.

Kimberly Gant:  Thank you.

Operator:  Ladies and gentlemen, this concludes today’s teleconference.  If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236.  The pass code is 10094945#.

ACT would like to thank you for your participation.  You may now disconnect and have a pleasant day.

END